Exhibit 10.2

GOODBULK LTD.

C TRANSPORT HOLDING LTD.

COMMERCIAL MANAGEMENT AGREEMENT

THIS AGREEMENT is made on the 5th day of January 2017

BETWEEN :

1)	GoodBulk Ltd., a company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (hereinafter referred to as “CL”); and

AND

2)	C TRANSPORT HOLDING LTD., a company incorporated under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda, (hereinafter referred to as “the Manager”),

CL and the Manager together hereinafter referred to as the “Parties”, and each as a “Party”.

WHEREAS

•	CL and the Manager have agreed that the Manager shall carry out the operational and commercial management of a fleet of dry bulk carrier motor vessels of whatever size, together hereinafter referred to as the “Vessels” and each as a “Vessel”, owned, purchased and /or chartered-in (and/or to be purchased and/or chartered in) by CL and/or by its wholly owned subsidiaries (“Subsidiaries”) from time to time (the “Operations”) and that for such purpose the Manager shall be appointed exclusively as manager by CL.

•	CL (together with its Subsidiaries) has entered into or will enter into dry cargo business with regard to the Vessels (whether owned, bareboat chartered, time chartered, voyage chartered units) (hereinafter the “Dry Cargo Business”) in connection with the Operations, and will refer all of its Dry Cargo Business, on an exclusive basis, to the Manager under this Agreement.

•	CL has agreed to entrust the Manager with the commercial and operational management of the Operations and the Manager is willing to accept such appointment on the terms and conditions of this Agreement.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES SET-OUT HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions and interpretation

1.1	Definitions

In this Agreement, in addition to the terms defined in the Recitals above, save where the context otherwise requires, the following words and expressions shall have the meaning hereby assigned to them:

“Business Day” means days, other than Saturdays and Sundays, when banks are open for business in Monaco and New York;

“Commencement Date” means the date of this Agreement;

“Commission(s)” means the fee(s) and/or commission(s) due from and payable by CL to the Manager as more particularly described in Clause 5.

“Management Period” means the period commencing on the Commencement Date and continuing until the date of the termination of this Agreement in accordance with Clause 9, including any required notice period.

“Management Services” means all services related to the Operations provided in this Agreement, all of which are to be provided in accordance with Clause 3 and the other provisions of this Agreement;

“Performed Contract” means a contract for the carriage of cargo or otherwise for the use of a Vessel which has been performed by a Vessel;

“US $” or “$” means United States Dollars, lawful currency of the United States of America.

1.2	Clause headings

Clause headings are inserted for convenience and shall be ignored when construing this Agreement. Words denoting the singular shall include the plural and vice versa. References to any enactment include any re-enactment and extension or modification thereof and any amendment thereto. Unless the context otherwise requires, references to clauses, schedules and appendices are references to clauses of and schedules and appendices to this Agreement and references to this Agreement include all the parts.

2. Appointment of Manager

2.1	With effect from the Commencement Date and continuing unless and until terminated in accordance with Clause 9, CL hereby appoints the Manager and the Manager hereby agrees to act as the Manager of the Operations of the Dry Cargo Business. This Agreement shall apply on an exclusive basis to all the Vessels as follows:

•	to all Vessels presently owned or chartered-in by CL or its Subsidiaries, with effect as from the Commencement Date.

•	to all Vessels acquired or chartered in (or to be acquired or to be chartered in) by CL or its Subsidiaries, with effect as from each respective date of delivery to CL or its Subsidiary,

•	Notwithstanding anything in this Agreement to the contrary, CL may, in its discretion, enter into one or more contracts with one or more persons or entities other than the Manager to provide the Operations, Dry Cargo Business and Management Services (the “Alternate Management Contracts”) for up to ten percent (10%) of the Vessels (so, for example, if there are twenty Vessels, then two may become subject to Alternate Management Contracts). CL may, in its discretion, choose the Vessel or Vessels that will be subject to Alternate Management Contracts. CL shall give the Manager no less than 3 months notice that it is entering into an Alternate Management Contract, and such notice shall identify the Vessel or Vessels that will be subject to the Alternate Management Contract and the date when the Alternate Management Contract shall become effective. From the effective date of the Alternate Management Contract, the Vessel or Vessels subject to the Alternate Management Contract shall not be subject to this Agreement and all fees payable under this Agreement shall be reduced to reflect the reduction in the number of Vessels subject to this Agreement. The execution and use by CL of an Alternate Management Contract shall not constitute a breach or termination of this Agreement, and no termination amount under this Agreement, or other amount, shall be payable by CL to the Manager for the execution and use of an Alternate Management Contract, including the termination amount provided in Clause 9.1. Upon no less than 3 months notice to the Manager, CL may, in its discretion, make any Vessel that is subject to an Alternate Management Contract be subject to this Agreement, and upon the date specified in such notice any such Vessel shall be subject to this Agreement upon the terms and conditions set forth in this Agreement.

2.2	The Manager hereby undertakes to use all best endeavours in accordance with sound commercial ship management practice and international standards, applicable statutory and regulatory requirements and policies to protect and promote the interests of the Client to provide the Management Services to CL in accordance with Clause 3.

2.3	In the performance of the Management Services, the Manager shall however be entitled to have regard to its overall responsibility in relation to the Operations as may from time to time be entrusted to its management. In particular, but without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available supplies manpower and services in such manner as in the prevailing circumstances the Manager in its absolute discretion considers to be fair and reasonable.

2.4	The Manager shall have the authority as agent for and on behalf of CL to take such steps as the Manager may from time to time in its absolute discretion consider to be necessary to enable it to perform this Agreement in accordance with sound commercial ship management practice and to protect the interest of CL relating to the Vessels. Without prejudice to the authority granted to the Manager under this Clause 2 the Manager shall, to the extent the circumstances permit, keep CL fully informed about all such steps taken by the Manager. The Manager shall provide monthly report of its activities to CL and shall provide additional reports and information as reasonably requested by CL.

3. Management Services

Subject to the terms and conditions of this Agreement, during the Management Period the Manager shall carry out, as agent for and on behalf of CL, the following Management Services:

(a)	to negotiate the terms of all contracts related to the Operations, provided always that, in this respect , the authority of the Manager, as agent of CL hereunder, shall (as the Manager hereby acknowledges) be subject to any express limitations imposed on the authority of CL by CL’s (and/or its relevant subsidiary or affiliate) Board of Directors resolutions (or equivalent) as communicated by CL to the Manager;

(b)	to negotiate the terms of employment of the Vessels and in particular to conclude all or any charters for chartered-in and chartered-out vessels provided always that, in this respect, the authority of the Manager, as agent of CL hereunder, shall (as the Manager hereby acknowledges) be subject to any express limitations imposed on the authority of CL by CL’s (and/or its relevant subsidiary or affiliate) Board of Directors resolutions (or equivalent) as communicated by CL to the Manager;

(c)	to negotiate the terms of all contracts for the purchase or sale of the Vessels under the guidelines and directives of CL and provided always that, in this respect, the authority of the Manager, as agent of CL hereunder, shall (as the Manager hereby acknowledges) be subject to any express limitations imposed on the authority of CL by CL’s (and/or its relevant subsidiary or affiliate) Board of Directors resolutions (or equivalent) as communicated by CL to the Manager;

(d)	to make all necessary arrangements for the proper employment of the Vessels, and to make all necessary arrangements and which shall include the trading of FFA’s;

(e)	to appoint port and other agents for the Vessels;

(f)	to invoice for, and receive, all freights, dead-freights, demurrages, hire and other earnings of the Vessels and to recover all such amounts from those third parties who are properly obliged to pay the same;

(g)	to pay all brokerage, commissions, port and canal charges and expenses, bunkers and any other expenses properly incurred in relation to the employment of, and the provision of services in relation to, the Vessels;

(h)	to negotiate the supply of bunkers in accordance with specifications to be provided by CL, and the provision of towage, agency and other agreements necessary for the proper performance of the employment of the Vessels;

(i)	to issue in its own name and for its own account bills of lading, e-bills, waybills, consignment notes, delivery orders and like documentation relating to the shipment, carriage and discharge of cargoes carried on board the Vessels in accordance with the relevant Operations for the Dry Cargo Business;

(j)	to advise CL regularly of the trading of any Vessel and to co-operate with CL in relation to dry-docking and/or repairs planned by CL: this provision is to apply to any Vessel which may be owned by CL or a subsidiary or affiliate thereof at the relevant time and which is employed in the Operations;

(k)	to undertake any and all actions and other legal proceedings and demands arising in connection with the employment of, and the provision of services in relation to the Vessels and, subject always to the agreement of any relevant P&I association and/or club, to compromise, refer to litigation or arbitration, abandon, submit to judgment or settle any such action or proceedings;

(l)	the Manager shall effect such of the following insurances and/or such other insurances as the Manager may determine in consultation with CL to be required for the efficiency and risk-management of the Operations for the Dry Cargo Business:

(i)	Ship Managers’ Legal Liability Insurance;

(ii)	Loss of Hire and/or Freight Insurance;

(iii)	Charterers’ F.D. & D. Coverage

and shall be entitled to reimbursement in full for the costs of such insurances from CL;

(m)	to promote transportation and operational services and undertake any market research, trade forecasts and market analysis that CL deems necessary to further achieve the objectives and the Dry Cargo Business of the Operations; and

(n)	to take all such further steps and actions as shall be incidental to the matters referred to above and/or as shall, in the Manager’s view, further the objectives and business of the Operations.

The Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Management Services.

4. Insurance

In case CL or any of its Subsidiaries are or will become the registered or demise owner of any Vessel/s, it shall procure (with the assistance of the Manager) at its own expense, that, throughout the Management Period each Vessel is insured and kept insured against the following risks, for not less than its respective full market value against:

-	hull and machinery risks (including but not limited to crew negligence) and excess liabilities;

-	war risks (including but not limited to blocking and trapping protection and indemnity, terrorism and crew risks);

-	protection and indemnity risks (including but not limited to pollution risks, diversion expenses and crew risks); and

-	such optional insurances as CL may require (such as piracy, kidnap and ransom, loss of hire and FD&D and maritime lien insurances);

with first class insurance companies, underwriters, war risks and protection and indemnity associations. The above insurances shall name the Manager and, subject to underwriters’ agreement, any third party designated by the Manager as a joint assured, with full cover. It is understood that in some cases, such as -protection and indemnity, the normal terms for such cover may impose on the Manager and any such third party a liability in respect of premiums or calls arising in connection with the above insurances, and CL shall reimburse the Manager and any third party in full for the cost of such insurances .

5. Management Fees

5.1	CL, on behalf of its Subsidiaries, shall pay all sums due under this Clause 5 to the Manager punctually in accordance with the terms of this Agreement.

5.2	CL, on its own behalf and on behalf of its Subsidiaries, shall pay or cause to be paid to the Manager in respect of the Management Services remuneration by way of Commission(s) for all of the Operations performed by the Manager, as follows:

A.	In relation to time chartered-in and time chartered-out Vessels 1.25% Commission payable on all hires paid; and

B.	With respect to Vessels not described in sub-clause A of this Clause 5.2, 1.25% Commission payable on all gross freight on all of the performed voyage charter contracts; and

C.	1% Commission payable on the MOA price realised in respect of sale by CL or any of its Subsidiaries on any concluded sale of a Vessel or any other vessel.

5.3	If additional services (other than the Management Services) are to be provided, CL and the Manager shall agree the fee/commission and method of payment thereof in respect of such additional services prior to the Manager confirming its agreement to undertake such additional services.

5.4	In the event that the appointment of the Manager is terminated by CL otherwise than by giving the required notice in accordance with the provisions of Clause 9.1, the Commission(s) payable to the Manager according to the provisions of Clause 5.2 and Clause 5.3 shall be paid in full for all of the required notice period under Clause 9.1.

5.5	For the avoidance of doubt, in the event that this Agreement is terminated in accordance with Clause 9.1, Clause 9.2, Clause 9.3 or Clause 9.4, CL (or its successors or assigns) shall continue to pay or cause to be paid to the Manager (or its successors or assigns) the Commission(s) set-out in Clauses 5.2 and 5.3 above, including but not limited to, Commission(s) (a) on any and all sale transactions concluded during the Management Period but where the Vessel or any other vessel is not yet delivered during the Management Period, (b) for the whole duration of any and all charters and on all existing and new fixtures concluded including the optional periods thereof and (c) on any and all Dry Cargo Business concluded during the Management Period which does not become a Performed Contract during the Management Period. This agreement as aforesaid will also include any Dry Cargo Business and/or fixtures concluded during the notice period set out in Clause 9.1. The Commission(s) owed and/or paid will be treated as brokerage due to the Manager and the Manager will continue to provide ship broking services if and when required by CL for the relevant Dry Cargo Business and/or fixtures.

5.6	All discounts obtained by the Manager in the course of the management of the Operations shall be credited to CL.

5.7	Notwithstanding anything in this Agreement to the contrary, the percentages of 1% or the 1.25% as outlined in clause 5.2 above shall not increase for the five year period beginning on the Commencement Date. The provisions of this clause 5.7) shall survive the termination of this Agreement or its renewal.

6. Responsibilities

6.1	Force majeure Neither CL nor the Manager shall be under any liability for any failure to perform any of their respective obligations under this Agreement by reason of any cause whatsoever of any nature or kind beyond its reasonable control.

6.2	Liability to CL

Without prejudice to Clause 6.1, the Manager shall be under no liability whatsoever to CL for any loss damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel) and howsoever arising in the course of performance of the Management Services unless insofar as the same is proved to have resulted from the gross negligence or wilful misconduct of the Manager or its employees, servants, agents or subcontractors, in which case (save where loss, damage, delay or expense has resulted from the Manager’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed the amount equal to 2 years’ Manager’s Fees and, with a maximum limit of US$ 1,000,000.— (United States Dollars one million only).

6.3	Indemnity - general

CL hereby undertakes to keep the Manager and its employees, servants, agents and sub-contractors indemnified and to hold them harmless against all action, proceedings, claims, demands or liabilities whatsoever or when or howsoever arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement unless insofar as any such actions , proceedings, claims, demands or liabilities are proved to have resulted from the gross negligence, breach of material obligations under this Agreement or wilful misconduct of the Manager and/or its employees, servants, agents or sub-contractors.

6.4	Indemnity - tax

Without prejudice to the scope of the general indemnity set out in Clause 6.3, CL hereby undertakes to keep the Manager, its employees, servants, agents and sub-contractors indemnified and to hold them harmless against any and all taxes, imposts and duties levied by any government as a result of the trading or other activities of CL, or the Vessels, in the course of the Operations or Dry Cargo Business, whether or not such taxes, imposts or duties are levied on CL or the Manager.

6.5	“Himalaya”. It is hereby expressly agreed that no employee , servant or agent of the Manager (including every sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to CL (or its subsidiaries and/or affiliates) for any loss, damage or delay of whatsoever kind howsoever arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment unless insofar as such loss, damage or delay is proved to have resulted from his gross negligence or wilful misconduct and, without prejudice to the generality of the foregoing provisions in this Clause, every exemption, limitation, condition and liberty contained in this Agreement and every right, exemption from liability defence and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled under this Agreement shall also be available and shall extend to protect every such employee, servant or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 6 the Manager is or shall be deemed to be acting as agent or trustee on behalf of all persons who are or might be its servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

6.6	It is hereby expressly agreed that all risks, costs and expenses arising under any letter of indemnity issued by any cargo receiver as a result of the agreement to deliver any cargo without presentation by the cargo receiver of an original bill of lading will be borne by CL (and its relevant subsidiary or affiliate).

6.7	For the avoidance of doubt, the provisions of this Clause 6 shall remain in force notwithstanding termination of this Agreement, for a maximum period of 2 years. Such 2 years duration period limit shall not apply to any of the provisions under Clause 5 and Clause 9.

6.8	The Manager will indemnify CL for any claim of any broker or any other person seeking a brokerage commission.

7. General Administration

7.1	The Manager shall handle and settle relevant claims arising out of the Management Services and keep CL informed regarding any incident of which the Manager becomes aware which gives or may give rise to claims or disputes against or by CL involving third parties, including regular (monthly or as otherwise required based on the reasonable judgement of the Managers) reports on the handling of claims and disputes. The Manager will not settle any claim that is not covered by insurance without the approval of CL. The Manager will not pursue a claim against a third party relating to the Management Services or the Operations without the prior written approval from CL. The Manager shall bring or defend actions, suits or proceedings in connection with matters entrusted to the Manager according to this Agreement and will provide CL with all appropriate documentation to assist and/or support such claim.

7.2	Subject to Clauses 7.1 and 7.2 the Manager shall also obtain legal or technical or other independent expert advice in relation to the handling and settlement of any claims and disputes and all other matters affecting the interests of CL in respect of the Vessels.

7.3	On giving reasonable notice, the Manager may request and CL shall forthwith make available, all documentation, information and records reasonably required by the Manager to enable it to perform the Management Services.

8. Compliance with Laws and Regulations

8.1	The Manager will not do anything, or permit anything to be done, which might cause any breach or infringement of the laws and regulations of the country of registry of any Vessel, and /or of the places where any such Vessel trades, provided always that the Manager’s obligations under this Clause shall extend only to matters which the Manager is in fact capable of fulfilling and subject to the Manager receiving all necessary co-operation, information and funding from CL.

9. Duration of the Agreement

9.1	Termination by notice

This Agreement shall come into effect on the Commencement Date and shall continue for 1 year after the Commencement Date and shall be mutually renewed at the end of each anniversary from the Commencement Date, until and unless terminated by either Party giving to the other not less than three months’ prior notice in writing, in which event the Management Period shall terminate and the Manager shall cease to be responsible for the provision of Management Services on and from the time and date specified in such notice (the “Date of Termination”). In the event of termination by CL, the Manager shall be entitled to receive a termination payment equal to 2 times the prior 12 months commissions due to the Manager as outlined in Clause 5. Provided, however that no termination amount shall be payable by CL in the event that termination occurs as a result of the failure of the Manager to perform its material obligations under this Agreement.

Notwithstanding such termination, all outstanding Commission(s) and any and all other sum due to the Manager shall be paid in full on or prior to the Date of Termination, without prejudice to the terms of Clause 5.5.

9.2	Termination by CL’s default

The Manager shall be entitled to terminate this Agreement by notice in writing if any moneys payable by CL shall not have been received in the Manager’s nominated account within fifteen (15) Business Days of the date the amount became due and payable and payment having been requested in writing by the Manager.

9.3	Termination by Manager’s default

CL shall be entitled to terminate this Agreement with immediate effect by notice in writing if the Manager is in material and substantial breach of any of the provisions of this Agreement and fails to remedy such breach within fifteen (15) Business Days of receiving written notice of such breach from CL.

9.4	Termination on winding up etc.

This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or similar officer is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

10. Confidentiality

10.1	Save for the purpose of enforcing or carrying out as may be necessary the rights or obligations of the Manager under this Agreement, the Manager agrees to maintain confidentiality and secrecy and to use all reasonable endeavours to procure that its officers and employees maintain confidentiality and secrecy in respect of all Confidential Information relating to the Business of CL received by or known to the Manager as a direct or indirect result of the performance or existence of this Agreement, except where and to the extent that disclosure is required by applicable law and/or court order.

10.2	As between CL and the Manager, CL hereby agrees and acknowledges that all title and property in and to the management manuals of the Manager and other written materials of the Manager concerning management functions and activities is vested in the Manager and CL agrees not to disclose the same to any third party (with the exception of affiliates, consultants , banks or financial institutions in connection with financings) and, on the termination of this Agreement, to return all such manuals and other material to the Manager. For the purpose of this Clause 10.2 reference to “the Manager” includes the parent subsidiary and associated companies of the Manager and any third parties providing Management Services. notwithstanding the foregoing, CL may disclose such manuals and materials to its affiliates, consultants (including legal and accounting consultants and others), banks or financial institutions in connection with financings, government authorities or others pursuant to regulatory requirements.

11. Choice of Law and Jurisdiction

11.1	This Agreement shall be governed by and interpreted in accordance with English law.

11.2	The Parties each hereby submit to the exclusive jurisdiction of the High Court of Justice in England in respect of the resolution of any dispute between them arising out of or in connection with this Agreement.

12. Amendments Imposed by Regulatory or Other Changes

The Manager shall be entitled to suggest such reasonable changes to this Agreement as it shall consider necessary to take account of regulatory or other changes which come into force after the Commencement Date and which affect the operation of the Vessels or the Management Services. Such proposed changes will be communicated in writing to CL and, subject to CL’s consent not to be unreasonably withheld, they will come into force on the date on which such regulatory or other changes come into effect.

13. Notice

Every notice, request, demand or other communication under this Agreement shall:

•	be in writing delivered personally or by first-class prepaid letter (airmail if available), fax (confirmed in the case of a fax by first-class prepaid letter sent within 3 days of dispatch, but so that the non-receipt of such confirmation shall not affect in any way the validity of the fax in question);

•	be deemed to have been received subject as otherwise provided in this Agreement in the case of a fax at the time of transmission, (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the first following business day) and in the case of a letter when delivered personally or 3 days after it has been put in to the post; and

•	be sent:

(i) if to be sent to CL to it at:

Kind Attn. Mr. John Michael Radziwill and Mr. Andrew Garcia

As directors of GoodBulk Ltd.

c/o

o C Transport Maritime SAM

Gildo Pastor Center

7 rue du Gabian

98000 Monaco

Fax: 377 97982300	…………………..

(ii) If to be sent to the Manager to it at:

C/o C. Transport Maritime SAM
Gildo Pastor Center
7 rue du Gabian

98000 Monaco

Fax. 377 97982300

Attention : Mr. Luigi Pulcini

or to such other address or fax number as is notified by one Party to the other Party under this Agreement.

14. Amendments

14.1	This Agreement may not be amended other than by an instrument in writing executed by the Parties.

14.2	The Manager hereby undertakes to notify CL of any changes in law and/or other regulatory requirements which necessitate or may necessitate any amendment of this Agreement and shall suggest the form and terms of any such amendments.

15. Counterparts

This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts constitute one and the same instrument.

16. Miscellaneous

(a)          The Manager shall not give a preference to other vessels it is managing under arrangements with persons other than CL and will ensure a fair distribution of available manpower, supplies and services to the Vessels and the Operations.

(b)          All rights of CL under this Agreement shall be exercised solely by the Board of Directors of CL (“Board of Directors”) subject to the Bye-Laws of CL (the “Bye-Laws”), and all instructions, directions, waivers, approvals, specifications or other actions permitted or required to be taken under this Agreement by CL, including (without limitation) any express limitations imposed on the authority of CL, shall be taken by the Board of Directors. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Manager shall not market any Vessel for time charter-in and charter-out contracts for any period of twelve (12) months or more without the approval of the Board of Directors that includes the Special Director’s Vote and the Class A Directors’ Vote (as each such term is defined in the Bye-Laws).

17. Manager’s Right to Sub-Contract

The Manager shall not have the right to sub-contract any of its obligations hereunder without the written consent of CL, such consent not to be unreasonably withheld. In the event of such a sub-contract the Manager shall remain fully liable for the due performance of its obligations under this Agreement.

IN WITNESS whereof the Parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED, SEALED and DELIVERED as	)	/s/ L. Andy Mitchell
a DEED by L. ANDY MITCHELL and	)	L. Andy Mitchell
J.M. RADZIWILL for and on behalf of	)
GOLDBULK LTD. in the presence of:	)	/s/ J.M. Radziwill
S. FAINA, WITNESS	)	J.M. Radziwill

SIGNED, SEALED and DELIVERED as	)	/s/ Mr. Luigi Pulcini
a DEED by LUIGI PULCINI and	)	Mr. Luigi Pulcini
J.M. RADZIWILL for and on behalf of	)
C. TRANSPORT HOLDING LTD.	)	/s/ Mr. J.M. Radziwill
THE MANAGER in the presence of:	)	Mr. J.M. Radziwill
S. FAINA, WITNESS	)